SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 15, 2011

Date of report (Date of earliest event reported)

VALUEVISION MEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-20243	41-1673770
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6740 Shady Oak Road Eden Prairie, Minnesota		55344-3433
(Address of Principal Executive Offices)		(Zip Code)

(952) 943-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2011, Mr. William McGrath was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer and Ms. Carol Steinberg was promoted from Senior Vice President E-Commerce, Marketing and Business Development to Executive Vice President Internet, Marketing and Human Resources. As a result of these promotions, the target bonuses for each officer under the Company’s annual incentive plan increased from 40% of their annual base salary to 50% of their annual base salary.

At the Company’s Annual Meeting of Shareholders held on June 15, 2011, the shareholders approved the ValueVision Media, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”), as adopted by the Board of Directors on May 2, 2011. The 2011 Plan replaces the ValueVision International, Inc. 2001 Omnibus Stock Plan, which will expire on June 21, 2011 (the “2001 Plan”). The 2011 Plan will not replace the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “2004 Plan”), which will expire on June 22, 2014.

The 2011 Plan authorizes the issuance of up to 3,000,000 shares of the Company’s common stock, which is the same number of shares that were authorized under the 2001 Plan. The shares may be used for all types of awards available under the 2011 Plan, which includes stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards, performance unit awards and other stock-based awards; provided that, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 1,500,000. All employees (including the Company’s named executive officers), consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2011 Plan. Unless terminated earlier, the 2011 Plan will terminate on the tenth anniversary of its effectiveness (June 15, 2021).

Certain key features of the 2011 Plan include:

•

No Repricing or Replacement of Underwater Options or Stock Appreciation Rights. The 2011 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No In-the-Money Option or Stock Appreciation Right Grants. The 2011 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of the Company’s common stock on the date of grant (except in the limited case of certain “substitute awards” as described below).

•

Double Trigger Accelerated Vesting/Payment Following a Change in Control. The 2011 Plan provides that if outstanding awards are continued, assumed or replaced in connection with a corporate transaction involving the Company, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily without cause within one year of the change in control.

•

Compensation Recovery. Awards under the 2011 Plan may provide for the forfeiture to the Company of cash or shares received as the result of an award under the 2011 Plan in the event of occurrences such as a participant’s violation of a non-compete or non-disclosure obligation, or business ethics policy of the Company. Awards may also be made subject to any compensation recovery policy adopted by the Board of Directors or the Committee related to financial restatements.

•

Independent Administration. The Committee, which consists of only independent directors, will have overall administrative authority over the 2011 Plan with respect to awards to participants other than non-employee directors, and only the Committee may make awards to the Company’s executive officers.

The 2011 Plan is more fully described in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 5, 2011 (the “Proxy Statement”).

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on June 15, 2011. The final results of the shareholder vote on each proposal brought before the meeting were as follows:

1. A proposal to elect members of the Board of Directors. The following directors were elected based on the votes listed below:

Nominee	For	Withheld	Broker Non-Votes
Joseph F. Berardino	24,349,852	495,381	13,504,942
John D. Buck	24,145,794	699,439	13,504,942
Edwin P. Garrubbo	24,349,047	496,186	13,504,942
Randy S. Ronning	24,351,152	494,081	13,504,942
Keith R. Stewart	24,507,455	337,778	13,504,942
Catherine Dunleavy	24,463,001	382,232	13,504,942
Patrick O. Kocsi	24,463,001	382,232	13,504,942
William F. Evans	24,508,323	336,910	13,504,942
Sean F. Orr	24,508,323	336,910	13,504,942

2. A proposal to ratify the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012. The proposal obtained approval based on the following vote:

For	Against	Abstain
37,456,389	781,852	111,934

3. A proposal to approve the ValueVision Media, Inc. 2011 Omnibus Incentive Plan. The proposal obtained approval based on the following vote:

For	Against	Abstain	Broker Non-Votes
16,572,903	8,229,793	42,537	13,504,942

4. A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. The proposal obtained advisory approval based on the following vote:

For	Against	Abstain	Broker Non-Votes
24,389,916	345,847	109,470	13,504,942

5. An advisory vote to recommend the frequency of future shareholder votes on the compensation of the Company’s named executive officers. Advisory approval was obtained for “every year” based on the following vote:

Every Year	Every 2 Years	Every 3 Years	Abstain
19,301,012	388,003	5,086,613	69,605

Based on the results of this vote, the Board of Directors has determined to include a shareholder vote on executive compensation in its proxy materials on an annual basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUEVISION MEDIA, INC.

Date: June 17, 2011	/s/ Teresa Dery
Teresa Dery
General Counsel